中正達會計師事務所有限公司
Centurion ZD CPA Limited
Certified Public Accountants (Practising)

HK office: 7th Floor, Nan Dao Commercial Building, 359-361 Queen's Road Central, Hong Kong
香港 皇后大道中 359-361 號 南島商業大廈 7 樓
Tel : (852) 2851 7954 Fax: (852) 2545 4086
Kowloon office: Room 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong
九龍 旺角 亞皆老街 8 號 朗豪坊辦公大樓 2105-06 室
Tel: (852) 2780 0607 Fax: (852) 2780 0013

25 January, 2017

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
U.S.A.

RE: Euro Tech Holdings Company Limited

We have read the statements that Euro Tech Holdings Company Limited included under Item 4.01 and 9.01 of the Form 6-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm.

Yours truly,

Centurion ZD CPA Ltd.
(fka DCAW (CPA) Ltd. as successor to Dominic K.F. Chan & Co.)